Exhibit 99.2

RADISYS
First Quarter Earnings

April 22, 2004
4:00 pm CT

Operator:	Welcome and you are currently on line for the Radisys first quarter earnings conference call. I would like to turn the program over the President and CEO Scott Grout. Go ahead please.

Scott Grout:	Thank you and good afternoon everybody and thank you for participating in the Radisys first quarter conference call.

In this call we will review our results for the first quarter as well as our outlook for the second quarter and then open the call up for your questions. Participating with me on the call today are Julia Harper, our Chief Financial Officer, Brian Bronson, our Chief Accounting Officer and myself, Scott Grout, President and CEO. Before we get started, I’d like to turn the call over to Julia for a caution about forward-looking statements.

Julia Harper:	Thanks, Scott.

Any statements in this call regarding future expectations for the business of RadiSys constitute forward-looking statements that involve a number of risks and uncertainties. We caution you not to place undue reliance on these statements. Factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in our press release today which may be found on our Web site at www.radisys.com and in our SEC filings including our 2003 Annual Report on Form 10-K. All information in this call is as of April 22, 2004. The company undertakes no duty to update any forward-looking statements to conform the statement to actual results or changes in the company’s expectations. Now, I’ll turn the call back to Scott.

Scott Grout:	Thank you, Julia.

We are clearly pleased with the results for the quarter as our team continues to focus on customers and profitable growth. Revenues finished at $61.1 million up $5.8 million or about 10% sequentially from the fourth quarter and up 26% from the first quarter of 2003. The results for the quarter included a $3.1 million end-of-life component inventory sale to one of our major customers. The inventory sale was recorded as revenue but did not generate any gross profit since the inventory was sold at cost.

We continue to see strengthening in a number of our key markets particularly in the service provider market which has enabled us to deliver another quarter of sequential and year over year revenue growth.

Pretax earnings are also up nicely, both sequentially, as well as, year over year. Net income for the quarter was $2.8 million or $0.15 per diluted share despite having to book a 25% tax rate versus net income of $1.5 million or $0.08 per diluted share for the fourth quarter and a loss of $4.2 million or $0.24 per share a year ago.

We also continue to improve our balance sheet as we generated $9 million in cash and reduce cash cycle time to 49 days versus 63 days in the prior quarter.

A break down of our first quarter revenues within our three segments excluding the $3.1 million end-of-life component inventory sale is as follows:

42% or $24.2 million of our revenues were from the service provider system segment which includes public network infrastructure such as wireless, networks and hand services and advanced messaging (wireless networks represented 31% of total revenues for the quarter);

26% or $14.8 million of our first quarter revenues were derived from the enterprise system segment including storage systems, network security, datacom, IT infrastructure, enterprise networking and communications equipment;

32% or $19 million of our first quarter revenues were derived from commercial system segment, which includes medical systems, transaction terminals, test and measurement and semiconductor and manufacturing capital expenditure. Medical systems represented 11% of revenue for the quarter.

Our wireless business continues to strengthen within the service provider market. Overall, as has been typical, we continue to see quarter-to-quarter volatility between our three segments and view this as a normal occurrence. However, when we look at our revenues over a multi-quarter period of time, we have seen an average underlying growth rate of 5% to 7% per quarter in each of our three segments over the past year and expect longer term underlying growth to continue to in each of our three segments.

Our top five customers for the quarter were Comverse , Diebold, IBM, Nokia, and Nortel. Collectively, they represented about 57% of our revenues for the quarter. Nokia represented 28% of current quarter revenue and Nortel represented 14%.

From a geographic perspective approximately 47% of our first quarter business was North America, 47% Europe and 6% Asia-Pacific.

With regard to our business in Asia-Pacific, we have completed the infrastructure and entity establishment work for our Shanghai R&D [research and development] center and we are currently working on staffing the R&D center as well as adding employees to work with our new strategic partnership with a leading CM [contract manufacturer] in China.

In the first quarter, our team achieved 12 new design wins. As a reminder we define a design win as a project that is estimated to ramp to more than $500 thousand in revenue per year assuming full production is realized. Of the 12 new wins, 2 are of significant size. Each of which is estimated to produce more than $2 million in revenue per year assuming full production.

For the first quarter, seven of our design wins were in the commercial segment, four of the wins were in the service provider systems segment, and one was in the enterprise segment. These design wins are based on leading advanced embedded solutions that provide our customers platforms for high-end computing, high speed packet processing, image acquisition and processing and secured network interfaces. Many of our embedded systems are integrated hardware and software solutions that require fairly deep expertise and system level architecture design and integration. The design wins recorded this quarter include emerging and existing applications in medical equipment, network security, transaction terminals, and carrier network signaling equipment.

I would like to now turn the call back over to Julia, who will give you some additional details on our first quarter financial results.

Julia Harper:	Thank you, Scott.

As Scott mentioned, revenues finished at $61.1 million, up $5.8 million or about 10% sequentially from the fourth quarter and up 26% from the first quarter of 2003.

The results for the quarter include a $3.1 million end-of-life component inventory sale to one of our major customers. The inventory sale was recorded as revenue but did not generate any gross profits since the inventory was sold at cost.

Net income for the quarter was $2.8 million or $0.15 per diluted share versus net income of $1.5 million or $0.08 per diluted share for the fourth quarter and a loss of $4.2 million or $0.24 per share a year ago.

During the quarter we incurred $614 thousand in non-recurring expenses associated with evaluating a potential acquisition that we now do not expect to occur. We intend to continue to actively pursue M&A [mergers and acquisition] activity where we believe it will bring value to our shareholders.

We also reversed $180 thousand of restructuring liabilities primarily attributable to a reduction in future obligations associated with vacated lease facilities. We expect to see a similar reversal of restructuring liabilities in the second quarter.

We also incurred $177 thousand of expense for stock compensation associated with accounting for shares to be issued under our employee stock purchasing plan. Accounting rules require that companies record stock compensation expense if the plan does not include enough authorized shares at the inception of a given offering to complete all of the purchases associated with that offering. Due to the decrease in our stock price during 2002 and early 2003, and the subsequent recovery since then, an offering consummated in February of 2003 and expiring in August of 2004 is currently projected to fall short of completing the offering by approximately 260 thousand shares. We did receive shareholder authorization for additional shares in 2003. We expect to record the remainder of the stock compensation expense in the following two quarters. The remaining expenses are estimated to be $380 thousand in the second quarter and about $200 thousand in the third quarter of 2004.

Our gross margin percentage for the first quarter was 30.8%. Excluding the $3.1 million end of life inventory sale, which did not generate any gross profit, gross margin was 32.5% versus 32.4 % last quarter.

We have several products that are running at volumes above our planned levels for the first half of the year. Because of this positive trend, we are accelerating the movement of these products to a new low-cost China-based EMS partner. While we are moving higher volume products to our new Asian partner, we expect our gross margin rates to temporarily decline by about 1.5%. However, we currently expect the gross margin rate return to more normal levels - in the 32% to 33% range in the following quarter or two- as we realized the savings associated with the outsourcing to Asia.

Operating expenses, excluding intangible amortization, totaled $13.8 million, up about $800 thousand from last quarter. The increase is attributable to the $614 thousand we spent on evaluating the potential acquisition and approximately $130 thousand of stock compensation expense for the ESPP shares that I previously mentioned. As a percentage of sales, R&D was 10.4% and SG&A, excluding intangible amortization, was 12.3%.

Intangible amortization was $682 thousand this quarter versus $765 thousand last quarter. We expect intangible amortization to decrease to about $500 thousand for the second quarter as some of our acquisition related assets becomes fully amortized.

Non-operating expenses were $491 thousand versus $1 million last quarter. The favorable delta from prior quarter is due to a strengthening of the dollar versus the Euro. In addition, we no longer have the interest expense associated with the mortgage that we paid off when we sold our Des Moines facility in late December of last year. We expect non-operating expense to be in the $500 thousand to $600 thousand range for Q2.

We expect to continue booking a 25% tax rate for the year. But, I want to reiterate that we don’t expect to be a tax payer during 2004, as any tax expense will likely be offset with the reduction of our net operating loss carry forwards residing on the balance sheet as deferred tax assets.

Our basic share count was 18.5 million and fully diluted equals 19.4 million up from 18.2 million for basic and 19.0 million diluted last quarter. The increase in diluted share count was driven by an increase in the average fair market value of our stock, which increases the dilution impact of our outstanding options. At current share price levels, we expect our average diluted share count for the second quarter to be a little higher - between 19.8 million and 20 million shares.

As Scott mentioned, we had another good quarter from a balance sheet perspective. Our total for cash and short-term and long-term investments was $234 million up $9 million from $225 million in the fourth quarter. The significant increase was driven by cash flow from operations, a 14-day reduction in cash cycle time from 63 days to 49 days and proceeds from option exercises. Our net cash increased to $66 million from $57 million at the end of Q4. We defined net cash as cash and investments less our convertible debt at face value.

We have renewed our board authorization to repurchase our 5.5% coupon notes from time to time, subject to market conditions.

Our trade receivables increased $4.6 million to just over $36.8 million on increased revenues of $5.8 million. DSO for the quarter was 55 days - up 2 days from the prior quarter. We expect DSO to remain in the low to mid 50s moving forward.

Net inventory levels were down $4.6 million this quarter to $21.5 million versus $26.1 million last quarter. And our inventory returns increased from 5.7 to 7.9. The decrease in inventory is due to the $3.1 million sale of end-of-life components described earlier and the transfer of a little over a $1 million worth inventories to our new contract manufacturing partner in Asia. We expect to see inventory turns between 7.5 and 8 for the second quarter.

Both our capital expenditures and our depreciation expense this quarter were $1.3 million. We expect to see capital expenditures and depreciation at similar levels for the second quarter. Now I will turn it back over to Scott, to talk a little bit about Q2.

Scott Grout:	Thank you, Julia. Regarding our outlook for the second quarter please note that this is our view as of today and that it is a forward-looking statement subject to risks and uncertainties as discussed earlier and in our press release made available earlier today.

We currently expect to see second quarter revenue of $59 million to $61 million compared to the first quarter revenue of $61.1 million which included the $3.1 million of incremental revenue from an end-of-life component inventory sale to one of our major customers.

Diluted earnings per share are expected to be flat or slightly higher than last quarter’s results of $0.15 cents per diluted share and again using a 25% tax rate assumption.

We have had several products, again, that are running at higher volumes, above our planned levels for the first half of the year. Because of this positive trend we are accelerating movement of these codes to a low-cost China EMS partner. While we are in the process of moving these higher volume products to our new Asian partner, we do expect our gross margin rate to temporarily decline about 1.5%. However, we currently expect our gross margin rate to return to more normal levels, specifically 32% to 33% in the following quarter or two as we realize the savings associated with the accelerated movement to Asia.

In closing, we are very pleased with the company’s performance in the first quarter and I continue to be optimistic about our growth prospects going forward as we continue to partner with our customers to help them deliver better products, with a faster time to market and a lower total cost. Thank you and with that I believe we are ready to open the call up for your questions.

Operator:	Thank you. This is the tele-conference coordinator. We will conduct a question and answer session over the phone lines at this time. If anyone would like to ask a question please signal us by pressing the star, followed by the 1 on your push button phone. If you’d like to remove yourself from the queue, you may do so by pressing the pound key and we will take questions in the order they are received. Once again to ask a question please press star 1 at this time. We will pause a moment before we take our first question. We’ll take our first question from Matt Petkin, your line is open, go ahead please.

Matt Petkin:	Hi, good afternoon. Just focusing, first, on some of the maybe unusual expenses that were, I guess in SG&A you had both the options compensation expense and then the M&A transaction expense or potential transaction. Is that right?

Julia Harper:	Right, that’s correct Matt.

Matt Petkin:	And they were both in SG&A?

Julia Harper:	Yes.

Matt Petkin:	So without those, arguably SG&A could have declined sequentially?

Julia Harper:	It would have been roughly flat Matt. The options expense are actually dispersed between 3 different lines. Part of it is in SG&A, part of it is in R&D and part of it is in cost [of sales]. We had employees in all of those areas participating in the ESPP program.

Matt Petkin:	Okay. And then if you could talk a little bit more about this outsourcing that’s going on... Is this a function of capacity constraints within your current facilities or really just a view of trying to get to a lower cost environment and perhaps are those higher volumes with these specific products triggering a lower ASP?

Scott Grout:	Yes. Definitely not due to capacity constraints. We really are moving to a lower cost geography as part of our overall China strategy and Asia strategy.

Matt Petkin:	Okay. And then on the customer side of things, I see that Nortel declined and I don’t know if I should take too much from that. But I do know that they have discussed in the past trying to absorb some more of their own EMS costs, in at least other parts of their business, not necessarily what you serve. Have you seen anything really change from them or any of the other customers in terms of your customers’ goal of outsourcing?

Scott Grout:	No. In terms of Nortel I think we just see a little bit of volatility from quarter-to-quarter but I don’t think there is an underlying shift in a trend or strategy or business with Nortel.

And in terms of trend on outsourcing, in general, and one of the things that I like about this model an awful lot, is that the trend is definitely moving from just simple contract manufacturing to real accountability for architecture design and product realization. So that continues to swing towards an area that favors our expertise and being able to deliver a complete solution.

Matt Petkin:	Okay. At some point do you expect that the value of your IP, as that type of provider would be reflected in your gross margin, or would it mostly, I mean you said the kind of 32% to 33% range for gross margin, is there a goal with this outsourcing to get above the 33% gross margin level?

Julia Harper:	No, obviously we would want to get up to the top of our target range Matt, which we’ve defined as mid 30’s. And we still very definitely have a goal to get there. Whether that’s achievable in the near term or not, is probably not something we want to comment on, but we do think that we can get back into where we had been running, within a couple of quarters.

Matt Petkin:	Okay.

Scott Grout:	The IP content of what we are doing continues to go up quite nicely. I think that in the near term we trade-off a little bit with, taking a bit more market share as well.

Matt Petkin:	Okay. Thank you.

Scott Grout:	Thanks Matt.

Julia Harper:	Thanks Matt.

Operator:	We take the next question from Chris Kinkade, your line is open. Go ahead please.

Chris Kinkade:	Yes, I was wondering if you could comment on the linearity in the quarter and also what sort of trends you are seeing thus far in the month of April?

Julia Harper:	Chris, we still had a pretty good linearity month. It wasn’t quite as good as last quarter. I think last quarter was maybe our peak in terms of it being almost equally split between the 3 months. This month was just slightly more backend weighted but not significant. We still feel pretty good about that moving forward.

Chris Kinkade:	And then can you remind us what your long-term target is for operating margin?

Julia Harper:	Yes. For operating income we are still targeting basically 10% to 15%.

Chris Kinkade:	And that’s over what time period?

Julia Harper:	Well, we haven’t really defined a time period, but we’ve said that when we get revenues up into the mid 60’s range, we think we can be at the low end of that- i.e. low double digits.

Chris Kinkade:	Okay, great. Thanks a lot.

Julia Harper:	No problem.

Operator:	We are going next to David Duley. Go ahead please.

David Duley:	Just a couple of things. Can you quickly give your dollar breakout of your three segments again? And give us some color, it seemed like there is lot of volatility there, upwards and downs, and I am not quite sure if I got it right but it sounds like one of them was down?

Scott Grout:	Yes, I can go over that again. The service provider was 42% or $24.2 million, enterprise 26% or $14.8 million, and commercial was 32% or $19 million. Clearly, we’re seeing strength in service provider, especially wireless. We’ve seen nice growth there. On the enterprise side, David, if you sort of plotted out over the last three or four quarters, you know that Q4 was a blip - very high for us- as Q1 returned back to a nice growth rate of 5-7% quarter-over-quarter over the last couple of quarters. In this particular quarter, commercial did well for us. And again, what we’re seeing over the couple of quarters is 5% to 7% growth, we expect to see good growth in each of our three segments going forward, and again quarter-to-quarter volatility will happen.

David Duley:	At one point I think you guys talked about of all three segments of having grown sequentially, so what changed?

Scott Grout:	So, I think all three are growing sequentially with the exception of volatility quarter-to-quarter, again if you look at Q4 for enterprise; it was way up and now it has just returned to a more normal level of growth for us.

David Duley:	Okay, but it went from $18.8 to $14.8, that isn’t up sequentially. So, I was just wondering, I know you’re out talking with people in the middle of the quarter and were saying that you thought all three segments would grow sequentially. So, I am just wondering, based on those conversations versus now, what changed in between?

Julia Harper:	Well David, sometimes there is just a shift in when deliveries happen. You certainly shouldn’t read into this if there’s any kind of downward trend for enterprise, we do expect enterprise revenues to be back up next quarter. It’s just some times the timing of the shipment, and when they need product, and how much inventory they’re holding can influence a little bit from quarter-to-quarter, but absolutely no concerning trends at all that we’re seeing in the enterprise space.

David Duley:	Okay, on to the next topic. You kind of guided top line, when you back out the $3.1 million, you are kind of guiding your top line from, let’s say $58 million to the guidance you gave us, up slightly I guess, and I don’t expect you to spend six hundred and something thousand dollars on acquisition-related costs, that’s about $0.02 fully taxed, so why wouldn’t we see a couple of penny increase here if we had a one-time thing in Q1 and no one-time events in Q2?

Julia Harper:	No, it’s the gross margin David. We said the gross margin would be down about a point and a half quarter-to-quarter.

David Duley:	So, your talking gross margins from 30% down to 27%.

Julia Harper:	No, I am talking gross margins down from the 32.5%, which is normalized without the $3.1 million inventory sale, from 32.5% down to about a point and a half from there.

David Duley:	Okay, so margins will be similar, didn’t you report, like 30% margins this quarter?

Julia Harper:	It was 31%.

David Duley:	So, margins will be down just a little bit, and there would not be a nonrecurring expense of $600 grand in Q2. That part’s accurate, right? There’s no more unusual nonrecurring stuff happening in Q2?

Julia Harper:	Well, so remember I talked about the ESPP expense, we had about $130 thousand that hit in Q1. We’re going to have about $380 thousand that will hit in Q2.

David Duley:	Okay, so the combination of that plus margins being down would lead to EPS being somewhat flatter even though revenue is supposed to be higher?

Julia Harper:	Right.

David Duley:	I got you. What....help us understand why margins would be down in transferring a product to a lower-cost region. And I guess I can understand if the you are positive that your volumes are running ahead of expectations, help me understand why it’s going to impact margins when you move your products there?

Scott Grout:	Two drivers are associated with that. One is, of course, it doesn’t move in one week or one month. It takes a period of time to qualify the particular code, get it up and operational. So, one of the elements of degradation is just related to it staying in its current manufacturing location and not yet being transferred to our China-based EMS. And then. second, we do incur cost associated with making the transfer of the code successfully from current manufacturing site to the new site.

David Duley:	And final question from me, I don’t know if there’s new disclosures where you have to tell us how much you spent on M&A activity, but $600 grand is an awful lot of money to spend for a company your size to be spending on an M&A activity, particularly when you have an in-house corporate development person. So, could you help us understand where the $600 grand was? I don’t want yo.....you can’t tell me what you did the work on but, how did the $600 grand break out amongst the various buckets of fees?

Julia Harper:	Hello Dave. Quite a bit of it was legal fees. There was some accounting and tax fees associated with that, and it was mainly associated with due diligence efforts.

David Duley:	Okay. So obviously the size of that — would you agree the size of that expense was somewhat unusual for a company of your size. So, you were obviously looking at a pretty big fish?

Julia Harper:	Well. Yes, I think its more relative to the size of the deal than it is for the size of the company that’s looking at a deal.

David Duley:	Either way that would suggest a very large acquisition.

Julia Harper:	Potentially, yes.

David Duley:	Thank you.

Scott Grout:	Thanks, David.

Operator:	And once again to ask a question, please press star one at this time. We’ll go next to, Sasmit Dwivedi go ahead, please.

Sasmit Dwivedi:	Hi. Good afternoon everyone. Scott, I guess..... just to continue on that M&A thought for one more second here... can you help us understand in terms of the thought process there, I mean, without getting into too much specifics, but what is it that would potentially prevent you, having done the due diligence, from going after the deal?... In terms of whether- post due diligence — you find that the baseline revenues aren’t as stable as you think they are. You find... I mean just help me understand the thought process that goes behind that. And then in terms of your future implications for M&A strategy does this make you think that you should be looking at smaller deals going forward? or did that change your M&A thoughts in anyway? Just help us understand that a little bit better. Thanks.

Scott Grout:	Sure Sasmit. Clearly I can’t comment specifically or add an awful lot of color to this particular situation due to confidentiality agreements. But I can tell you that we consider M&A to be an important part of our growth strategy and that will continue to be going forward. Our guiding principle, and I know this sounds relatively straightforward or trivial, our guiding principle is really looking at adding shareholder value in a reasonable period of time associated with a transaction. So that will continue to guide us as we do our M&A analysis, evaluation, and activity. There are a number of different flavors of M&A- to broaden product family or broaden customer set or broaden technology set- that we will continue to look at going forward. But a guiding principle for us again is being able to deliver value on a relatively near-term period of time associated with the transaction.

Sasmit Dwivedi:	Then, I guess in terms of sort of boiling it down to the financial issue, was it fair to think that to the extent - and irrespective of the size of the deal, smaller or large - that you would potentially not go forward unless you felt like there was accretion possible, within relatively quick time frame. Is that a fair assessment?

Scott Grout:	Yes that is true. And I don’t want to lead or guide saying, that was the issue or anything, but certainly if we did not have comfort in that, that would certainly lead us to do something different.

Sasmit Dwivedi:	Okay. That’s fair. And then one more quick question. Just going back to the gross margin issue. I guess looking back at the December quarter when you where running at roughly 32.5% and recognizing that the transition of manufacturing does take a little bit of time to pan out, but to the extent that say you know three or four quarters out you are looking at revenues in the mid-sixties is it conceivable that you could have gross margins at the 35% type level or is that further out in terms of the revenue level?

Julia Harper:	It’s clearly highly dependent on product mix. If we got the right product mix, could we achieve that? It’s possible. Having said that, I would have to say that within that time frame its probably not likely that we will get to the top of that range.

Sasmit Dwivedi:	Okay, so in other words if you were assuming today’s revenue mix, say this quarter’s revenue mix it would probably not be possible; however, if it were to — move favorably in your direction then you might get there?

Julia Harper:	That’s a fair statement. Yes.

Sasmit Dwivedi:	All right. That’s all from me. Thanks guys.

Julia Harper:	Thank you.

Operator:	At this time, we have no further questions. I’d like to turn the program back to management for additional comments.

Scott Grout:	Okay, good. Well, thank you very much for your continuing support of RadiSys and I hope to see many of you over the next couple of months. Thank you.

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